Exhibit 2
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                            STOCK PURCHASE AGREEMENT
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         THIS STOCK  PURCHASE  AGREEMENT (the  "Agreement")  is made and entered into as of November 15, 1999, by and among Covenant Transport, Inc., a Tennessee corporation ("Buyer"); Harold Ives (the "Selling Stockholder"); Marilu Ives, Tommy Ives, Garry Ives, Larry Ives, Sharon Ann Dickson, and the Tommy Denver Ives Irrevocable Trust (collectively, the "Additional Stockholders"); Harold Ives Trucking Co. (the "Trucking Company"); and Terminal Truck Broker, Inc. (the "Brokerage Company") (together with the Trucking Company, the "Companies").

                                   RECITALS

        1. The Selling Stockholder owns a majority of the issued and outstanding capital stock of the Trucking Company consisting of 1900 shares of the 2000 shares outstanding of the $1.00 par value common stock. The Selling Stockholder also owns a majority of the issued and outstanding capital stock of the Brokerage Company consisting of 51 shares of the 61 shares outstanding of the no par value common stock.

        2. Marilu Ives owns 100 shares of the common stock of the Trucking Company and one share of the common stock of the Brokerage Company. Garry Ives, Larry Ives, Tommy Ives, and Sharon Ann Dickson each own one share of the common stock of the Brokerage Company. The Tommy Denver Ives Irrevocable Trust, for the benefit of Tommy Ives, owns 5 shares of the common stock of the Brokerage Company (collectively, the stock owned by the Selling Stockholder and the Additional Stockholders shall be the "Common Stock").

        3. The Selling Stockholder and the Additional Stockholders propose to sell and Buyer proposes to purchase the Common Stock.

        4. The parties desire that the transaction be accomplished as stated herein, in accordance with their respective representations, warranties, and agreements, subject to the conditions contained herein.

                                 AGREEMENTS

         NOW, THEREFORE, in consideration of the covenants, representations, warranties, and agreements herein contained, and for other good and valuable consideration, the parties agree as follows:

                                ARTICLE I
                               Definitions

         For the purposes of this Agreement, unless otherwise provided, the following terms, when capitalized, shall have the meanings ascribed to them below:

1.1 "Affiliate" means any person or entity controlling, controlled by, or under common control with another person or entity, including, but not limited to, the following: all officers, directors, and persons owning 10% or more of the equity interests of an entity.

1.2  "Assigned Matters" has the meaning ascribed in Section 5.13.

1.3 "Authority" means each and every federal, state, local, and foreign judicial, governmental, quasi-governmental, or regulatory agency, official, or department; every arbitrator, mediator, and other similar official; and every other entity to whose jurisdiction or decision making authority a party has submitted.

1.4 "Benefit Plans" means all contracts, plans, arrangements, policies, and understandings providing for any compensation or benefit other than base wages or salaries that are maintained by the Trucking Company or the Brokerage Company or affect either of their employees or independent contractors, regardless of whether defined as an "employee benefit plan" under ERISA or subject to any provision of ERISA, including, without limitation: all pension, profit-sharing, retirement, thrift, 401(K), ESOP, and other similar plans and arrangements (defined benefit and defined contribution); all health and welfare, disability, insurance (including self-insurance), workers' compensation, supplemental unemployment, severance, vacation, and similar plans and arrangements; and all bonus, stock option, incentive compensation, stock appreciation rights, phantom stock, overtime guaranty, employment contract, employee handbook, and other similar plans or arrangements.

1.5  "Bill of Sale" has the meaning ascribed in Section 2.3.

1.6 "Brokerage Company" has the meaning ascribed in the first paragraph of this Agreement.

1.7  "Closing" and "Closing Date" have the meanings ascribed in Section 3.1.

1.8  "Closing Balance Sheets" has the meaning ascribed in Section 4.3(f)(iii).

1.9 "Code" means the Internal Revenue Code of 1986, as amended, or any successor federal tax law.

1.10 "Common Stock" has the meaning ascribed in the Recitals.

1.11 "Companies" means the Brokerage Company and the Trucking Company together.

1.12 "Competitive Business" has the meaning ascribed in Section 5.10(c).

1.13 "Contract" means any mortgage, indenture, agreement, contract, commitment, lease, plan, license, permit, insurance policy or binder, authorization, or other instrument, document, or understanding, oral or written.

1.14  "DOT" has the meaning ascribed in Section 4.4(g).

1.15  "Effective Date and Time" has the meaning ascribed in Section 3.1.

1.16  "Environmental Laws" has the meaning ascribed in Section 4.4(m).

1.17  "Escrow Agent" has the meaning ascribed in Section 2.4(b).

1.18  "Escrowed Funds" has the meaning ascribed in Section 2.4(b).

1.19  "Escrow Agreement" has the meaning ascribed in Section 2.4(b).

1.20 "GAAP" means generally accepted accounting principles, consistently applied throughout all periods, provided, that interim, unaudited financial statements lack footnotes and other presentation items.

1.21  "Historical  Financial  Statements"  has the  meaning  ascribed in Section
4.3(f).

1.22 "Judgment" means any judgment, order, writ, injunction, decree, award, or settlement of any Proceeding.

1.23 "Knowledge" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting an investigation concerning the existence of such fact or other matter.

The Companies and the Selling Stockholder will be deemed to have "Knowledge" of a particular fact or other matter if Harold Ives, Sherry Cruthis, Jerry Herman, or Tommy Ives has, or at any time had, Knowledge of such fact or other matter. Buyer shall be deemed to have "Knowledge" of a particular fact or other matter if David Parker, Joey Hogan, or David Hughes has, or at any time had, Knowledge of such fact or other matter.

1.24 "Law" means any constitution, statute, Judgment, law, ordinance, rule, regulation, or other pronouncement by any Authority (including, without limitation, the following types: environmental, energy, safety, health, zoning, antidiscrimination, antitrust, employment, transportation, Tax, and employee benefit (including ERISA)).

1.25 "Lien" means any mortgage, lien, pledge, security interest, mechanics or materialmens' or similar lien, conditional sale agreement, charge, claim, right, condition, restriction, or other encumbrance or defect of title of any nature whatsoever (including, without limitation, any assessment, charge, or other type of notice which is levied or given by any Authority and for which a lien could be filed).

1.26 "Loss" and "Losses" have the meanings ascribed in Section 7.1.

1.27 "Noncompete Parties" has the meaning ascribed in Section 5.10(a).

1.28 "Permits" has the meaning ascribed in Section 4.4(l).

1.29 "Proceeding"   means   any   action,   suit,   litigation,   arbitration,
investigation, hearing, notice of violation, order, claim, citation, charge, demand, complaint, review, or penalty assessment, in each case whether formal or informal, administrative, civil or criminal, at law or in equity, and whether or not in front of any Authority.

1.30 "Real Estate" means the real estate and improvements thereon, and all rights and appurtenances thereto, currently owned or leased by the Trucking Company or the Brokerage Company, all as legally described on Exhibit A.

1.31 "Retained Assets" has the meaning ascribed in Section 2.3.

1.32 "Rights" means all patents, trademarks, copyrights, franchises, licenses, permits, easements, computer software programs, rights (including, without limitation, rights to trade secrets and proprietary information and know-how), certificates, approvals, and other authorizations including those issued by or filed with any Authority, and any applications for any of the foregoing.

1.33 "Schedules" has the meaning ascribed in Section 4.1.

1.34 "September 30 Balance Sheets" means the respective balance sheets of the Trucking Company and the Brokerage Company prepared in accordance with GAAP as of September 30, 1999; provided, that in any event, the September 30 Balance Sheets shall: (a) be consistent with the representations contained in this Agreement concerning Historical Financial Statements and the nature of assets reflected thereon; (b) reflect all adjustments and accruals as are necessary to reflect liabilities, including prorated liabilities not yet due through such date, including liabilities that historically were not accrued until year-end, such as Taxes, Benefit Plan contributions, claims incurred but not reported, and the like; (c) reflect all payments and distributions made or to be made to or for the benefit of the Selling Stockholder and Additional Stockholders (or an accrual for such amounts if to be disbursed after September 30 or directly to a payee on behalf of the Selling Stockholder and Additional Stockholders); and (d) reflect all costs of the Trucking Company and the Brokerage Company (and the Selling Stockholder, if to be paid by the Trucking Company or the Brokerage Company) in evaluating, negotiating, preparing for, documenting, and consummating of any transactions contemplated hereby or occurring in connection with the transactions contemplated hereby (including any broker's or finder's fees).

1.35 "Taxes" means all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy, or property taxes, customs duties, fees, assessments, or charges of any kind whatsoever (together with any interest and any penalties, additions to tax, or additional amounts) imposed by any Authority.

                                   ARTICLE II
                             Stock Purchase and Sale

2.1 Transfer of Common Stock. Subject to the terms and conditions of this Agreement, at the Closing, the Selling Stockholder and Additional Stockholders shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall acquire, 100% of the issued and outstanding Common Stock free and clear of all Liens.

2.2 Purchase Price. In consideration for the transfer of the Common Stock, Buyer agrees to pay the following (the "Purchase Price"):

         (a) Eleven Million Eight Hundred Thousand Dollars  ($11,800,000),  less
         (i) the net book value of Retained Assets owned by the Trucking Company; (ii) employee payments made or accrued at Closing as listed on a schedule to be provided by the Selling Stockholder at Closing; and
         (iii) Wright, Lindsey & Jennings LLP fees attributable to the sale of the Trucking Company in exchange for 100% of the issued and outstanding capital stock of the Trucking Company; plus

         (b) Eleven Million Dollars ($11,000,000), less (i) the net book value of Retained Assets owned by the Brokerage Company; (ii) employee payments made or accrued at Closing as listed on a schedule to be provided by the Selling Stockholder at Closing; and (iii) Wright, Lindsey & Jennings LLP fees attributable to the sale of the Brokerage Company in exchange for 100% of the issued and outstanding capital stock of the Brokerage Company.

2.3 Sale of Assets of Brokerage Company and Trucking Company. At Closing, the Brokerage Company and Trucking Company shall sell all the Companies' respective right, title, and interest in and to the Retained Assets (the assets listed on Schedule 2.3) to the Selling Stockholder. The Brokerage Company and Trucking Company shall deliver the Bills of Sale attached as Exhibit B-1 and B-2, respectively, and such other documents as may be reasonably required to transfer the Retained Assets to the Selling Stockholder, free and clear of all Liens, except Liens secured by such Retained Assets.

2.4      Payment of Purchase Price. The Purchase Price shall be paid as follows:

         (a)  The  entire   Purchase  Price,   less  the  amount   specified  in
         subparagraph (b), shall be paid to the Selling Stockholder and Additional Stockholders at Closing based on their pro rata ownership.

         (b) One Million Dollars ($1,000,000) (the "Escrowed Funds") shall be placed in escrow at Closing with Metropolitan National Bank in Little Rock, Bank of America in Little Rock, or other institution acceptable to the parties (the "Escrow Agent"), under an escrow agreement in substantially the form of attached Exhibit C to be executed and delivered by the parties thereto at Closing (the "Escrow Agreement").

2.5 Purchase Price Adjustment. The Purchase Price shall be increased as follows:

         (a) by the amount, if any, by which the claim by Zurich (including all associated costs) is ultimately resolved for less than $456,687;

         (b) by the amount, if any, by which the bad debt reserve for the Brokerage Company is unused by March 31, 2000 (it being understood that on such date all accounts receivable outstanding at the Closing Date that have not been collected at March 31, 2000 shall be deemed bad debts and offset against the reserve);

         (c) by the amount, estimated at $210,000, equal to $7,000 multiplied by the number of Kenworth tractors the Trucking Company had previously contracted to purchase that the Trucking Company has canceled without liability (it being understood that if any such liability arises, it will be offset against the adjustment in this Section 2.5(c)); and

         (d) by the amount, if any, that is collected by the Trucking Company
         as a result of  its  lawsuit  against  Pro   Transportation,   after
         deducting all costs, counterclaims, and expenses associated with the pursuit of such lawsuit that are incurred after the Closing.

         The amounts, if any, determined under Section 2.5(a), (c), and (d) shall be adjustments to the Purchase Price portion set forth in Section 2.2(a) and the amount, if any, determined under Section 2.5(b) shall be an adjustment to the Purchase Price portion set forth in Section 2.5(b).

                                   ARTICLE III
                                     Closing

3.1 Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wright, Lindsey & Jennings LLP, 200 West Capitol Avenue, Suite 2200, Little Rock, Arkansas 72201, on the date two business days following the satisfaction of all of the conditions precedent to the obligations of the parties as set forth in Article VI or such other date as the parties may mutually determine (the "Closing Date"). The transactions contemplated herein shall be effective as of 12:01 a.m. on the Closing Date which shall be the Effective Date and Time.

3.2 Delivery of Certificates. At the Closing, (i) the Trucking Company, the Brokerage Company, the Additional Stockholders, and the Selling Stockholder shall deliver to Buyer the various certificates, stock instruments, and documents referred to in Section 6.1; and (ii) Buyer shall deliver to the Selling Stockholder the various certificates, instruments, and documents referred to in Section 6.2. The parties shall take all such other actions necessary or advisable to implement the transactions contemplated by this Agreement (provided that no party shall be required to waive any condition to closing or other right, hereunder or otherwise).

3.3 Delivery of Stock. At the Closing, the Selling Stockholder and the Additional Stockholders shall deliver to Buyer certificates representing all shares of Common Stock, duly endorsed in blank (or accompanied by duly executed stock powers in blank), with signatures guaranteed by a commercial bank.

3.4 Delivery of Purchase Price. At the Closing, the Buyer shall deliver the Purchase Price to the Selling Stockholder, the Additional Stockholders, and the Escrow Agent in the respective amounts specified in Section 2.4 by check or wire transfer of immediately available funds.

                                   ARTICLE IV
                         Representations and Warranties

4.1 General Statement. The parties hereto represent and warrant to each other that the statements contained in this Article IV are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement). The survival of all such representations and warranties shall be in accordance with Section 8.3 hereof. Unless otherwise specified herein or on the Schedules, all representations and warranties of the parties are made subject to the exceptions which are noted in the respective schedules attached hereto (the "Schedules"). Copies of all documents referenced in the Schedules shall be attached thereto or delivered separately.

4.2 Representations and Warranties of Buyer. Buyer represents and warrants to the Selling Stockholder and Additional Stockholders, that:

                  (a) Corporate Status. Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Tennessee, with all requisite power and authority to carry on its business.

                  (b) Authority. Buyer has full right, power, and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. The execution and delivery of this Agreement and every other Contract contemplated hereunder by Buyer and the consummation and performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Anything to the contrary notwithstanding, the representations and warranties of this Section 4.2(b) are subject to receipt of Board approval under Section 6.1(k).

                  (c) Validity of Contemplated Transaction. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not (i) violate or conflict with any existing Law or any Judgment which is applicable to Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under the articles of incorporation or other charter documents, bylaws, or any securities of Buyer or any Contract to which Buyer is a party or by which it is otherwise bound. No authorization, approval, or consent of, and no registration, filing, or notice to any Authority or any other party to any Contract is required in connection with the execution, delivery, and performance of this Agreement by Buyer.

                  (d) Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                  (e) Buyer's Knowledge.  Buyer does not have Knowledge that any of the Companies' or Selling Stockholder's representations and warranties are incorrect in any material respect. Buyer has Knowledge that the Trucking Company has taken delivery on tractors and trailers, and incurred indebtedness relating thereto, since September 30, 1999, and acknowledges that such events were in the ordinary course of business.

                  (f) Accredited Investor; Access. Buyer is an accredited investor as that term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended. Buyer has had access to information concerning the Trucking Company and the Brokerage Company and has had the opportunity to discuss the information and any other questions regarding the Companies with the officers and directors of the Companies.

                  (g) Workers Adjustment and Retraining Notification Act. Buyer has not requested and it will not request the Selling Stockholder, the Additional Stockholders, or prior to Closing, the Trucking Company or the Brokerage Company, to take any action which would require notice or any liability under the Workers Adjustment and Retraining Notification Act.

4.3 Representations and Warranties of the Trucking Company, the Brokerage Company, and the Selling Stockholder. The Selling Stockholder and, prior to the Closing, the Companies represent and warrant jointly and severally to Buyer that:

                   (a) Corporate Status. The Trucking Company and the Brokerage Company are corporations, duly organized, validly existing, and in good standing under the laws of the State of Arkansas, each with all requisite power, authority, and Permits to carry on its business as it has been and is now being conducted and to own, lease, and operate its properties used in connection therewith. Except as set forth on
         Schedule 4.3(a), the Trucking Company and the Brokerage Company are duly qualified to do business and are in good standing as foreign corporations in each jurisdiction where the character of their properties or the nature of their businesses requires them to be so qualified. Except as disclosed on Schedule 4.3(a), the Trucking Company and the Brokerage Company conduct their businesses only under their own names, except the Brokerage Company has registered Harold Ives Transportation as a fictitious name under which it may legally conduct business. The Trucking Company and the Brokerage Company have no subsidiaries and no entities affiliated through common ownership or otherwise that conduct any business related to that which they conduct. The Brokerage Company owns all of the issued and outstanding capital stock of Terminal Aviation, Inc., a Delaware corporation, the business or which is not similar in nature to the Companies' business.

                  (b) Capitalization. The entire authorized capital stock of the
         Trucking Company consists of 10,000 shares of common stock, of which 2,000 shares are issued and outstanding and owned as set forth in the Recitals. The entire authorized capital stock of the Brokerage Company consists of 1,000 shares of common stock, of which 61 shares are issued and outstanding and owned as set forth in the Recitals. Neither the Trucking Company nor the Brokerage Company has any stockholders or issued and outstanding stock, whether voting or non-voting, common or preferred, other than the Selling Stockholder and the Additional Stockholders and the aforesaid shares owned by the Selling Stockholder and the Additional Stockholders. The Selling Stockholder and the Additional Stockholders are the record and beneficial owners of the Common Stock, free and clear of all Liens. All of such shares have been duly authorized and validly issued, are fully paid and non-assessable, and are free of all adverse claims. None of the Common Stock was issued in violation of the Securities Act of 1933 or any other Law. Except as set forth on Schedule 4.3(b), there are no outstanding or authorized
         (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Trucking Company or the Brokerage Company (or any successor, parent, or acquiror of the Trucking Company or the Brokerage Company) to issue, sell, or otherwise cause to become outstanding any capital stock or other securities or obligations; (ii) stock appreciation, phantom stock, profit participation, or similar rights; or (iii) voting trusts, proxies, rights of first refusal, registration rights, transfer restrictions, or other Contracts relating to the capital stock or other securities or obligations of the Trucking Company or the Brokerage Company.

                  (c) Officers;  Directors;  Bank Accounts;  Powers of Attorney.
         Schedule 4.3(c) lists all directors and officers of the Trucking Company and the Brokerage Company; all bank accounts, lock boxes, safe deposit boxes, and borrowing authority of the Trucking Company and the Brokerage Company, specifying with respect to each, the name and address of the bank or other financial institution and the account number and all persons having signing authority or authority to withdraw therefrom or thereon; and all persons having power of attorney, authority as an agent, or other authority to act on behalf of the Trucking Company or the Brokerage Company.

                  (d) Authority. The Trucking Company, the Brokerage Company, the Additional Stockholders, and the Selling Stockholder, as appropriate, have full right, power, and authority to execute and deliver this Agreement and every other Contract contemplated hereunder and to consummate and perform the transactions contemplated hereby. The execution and delivery of this Agreement and every other Contract contemplated hereunder by the Trucking Company, the Brokerage Company, the Additional Stockholders, and the Selling Stockholder and the consummation and performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly executed and delivered by the Trucking Company, the Brokerage Company, the Additional Stockholders, and the Selling Stockholder and constitutes the legal, valid, and binding obligation of each, enforceable against each, in accordance with its terms.

                  (e) Validity of Contemplated  Transactions.  The execution and delivery of this Agreement and every other Contract contemplated hereby by the Trucking Company, the Brokerage Company, the Additional Stockholders, and the Selling Stockholder do not, and the performance of this Agreement and every other Contract contemplated hereby by the Trucking Company, the Brokerage Company, the Additional Stockholders, and the Selling Stockholder will not, (i) violate or conflict with any existing Law or any Judgment which is applicable to the Trucking Company, the Brokerage Company, the Additional Stockholders, or the Selling Stockholder; or (ii) conflict with, result in a breach of, constitute a default under, result in acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under the articles of incorporation or other charter documents, bylaws, or any securities of the Trucking Company or the Brokerage Company or to the Knowledge of the Selling Stockholder and the Companies any Contract to which the Trucking Company, the Brokerage Company, the Additional Stockholders, or the Selling Stockholder is a party or by which any is otherwise bound. To the Knowledge of the Selling Stockholder and the Companies, except under the Hart-Scott-Rodino Act, no authorization, approval, or consent of, and no registration, filing, or notice to any Authority or other party to any Contract is required in connection with the execution, delivery, and performance of this Agreement by the Trucking Company, the Brokerage Company, or the Selling Stockholder.

                  (f)      Financial Information.

                           (i) The Trucking  Company and the  Brokerage  Company
                  have delivered to Buyer the annual, audited financial statements (including balance sheets and statements of income, cash flows, and retained earnings) of the Trucking Company at and for the periods ended December 31, 1996, 1997, and 1998 and of the Brokerage Company at and for the periods ended December 31, 1997 and 1998, as well as the internal financial statements of each Company at and for the period ended September 30, 1999 (collectively, the "Historical Financial Statements"). The Historical Financial Statements and all notes thereto are true, correct, and complete, have been prepared in accordance with GAAP, present fairly the financial condition and results of operations, changes in stockholder's equity and cash flows of the Trucking Company and the Brokerage Company at and for all periods reflected therein, and are consistent with the books and records of the Trucking Company and the Brokerage Company, which books and records are correct and complete. Copies of the Historical Financial Statements are attached as Schedule 4.3(f)(i).

                           (ii) All accounts  receivable  of whatever  nature of
                  the Trucking Company and the Brokerage Company represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth on Schedule 4.3(f)(ii), all accounts receivable are collectible net of the reserves shown on the Companies' respective balance sheets. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable.

                           (iii) The total  combined  stockholder  equity of the
                  Trucking Company and the Brokerage  Company reflected on their

                  September 30 Balance Sheets, and as of the Closing Date, calculated on balance sheets prepared in the same manner as the September 30 Balance Sheets, shall be not less than $22,885,436 (before any reduction for distribution of Retained Assets or any accrual for employee payments made at Closing or legal fees paid at Closing). The balance sheets as of the Closing Date for the Trucking Company and the Brokerage Company are referred to as the "Closing Balance Sheets."

                           (iv) All  reserves  accrued  for  liabilities  on the
                  September 30 Balance Sheets and the Closing Balance Sheets are, or shall be, adequate to cover the full amount of the associated liabilities.

                  (g) Absence of Undisclosed Liabilities. Except as disclosed on
         Schedule 4.3(g), the Trucking Company and the Brokerage Company have no liabilities or obligations, accrued or unaccrued, contingent or absolute, liquidated or unliquidated, and whether due or to become due, except for (i) liabilities that are reflected and adequately accrued on the face of the September 30 Balance Sheet included in the Historical Financial Statements, and (ii) liabilities arising in the ordinary course of business since such date (none of which arises from or relates to any breach of contract or warranty, tort, infringement, or violation of Law, or would have to be disclosed on any Schedule to this Agreement).

                  (h) Tax Matters. Except as set forth on Schedule 4.3(h), with respect to Taxes:

                           (i) The Trucking  Company and the  Brokerage  Company
                  have filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns, and statements (the "Returns") required to be filed under applicable Laws, and all such Returns are true, correct, and complete. The Trucking Company and the Brokerage Company have within the time and in the manner prescribed by Law, paid all Taxes that are due and payable with respect to each. The Trucking Company and the Brokerage Company have established on the September 30 Balance Sheet reserves, charges, and accruals that are adequate for the payment of all Taxes not yet due and payable that are attributable to periods ending on such date. There are no Liens for Taxes upon the assets of the Trucking Company or the Brokerage Company except for Liens for Taxes not yet due and payable.

                           (ii) None of the Returns of the  Trucking  Company or
                  the Brokerage Company is presently under audit by any Authority nor has a deficiency for any Taxes been proposed, asserted, or assessed against the Trucking Company or the
                  Brokerage Company. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Tax or Return that have been given by or on behalf of the Trucking Company or the Brokerage Company.

                           (iii) The Trucking Company and the Brokerage  Company
                  and, if applicable, their agents and contracted service providers, have complied in all respects with all applicable

                  Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, withheld, collected, and paid over to the proper governmental authorities all amounts required to be so withheld, collected, and paid over under all applicable Laws.

                  (i) Brokers or Finders. The Trucking Company, the Brokerage Company, the Selling Stockholder, the Additional Stockholders, and their agents and Affiliates have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents commissions or other similar payment in connection with this Agreement.

4.4 Representations and Warranties to the Knowledge of the Companies and the Selling Stockholder. The Selling Stockholder and, prior to the Closing, the
Companies, represent and warrant jointly and severally to the Buyer that, to their Knowledge:

                  (a)  Absence  of Changes or  Events.  Except as  disclosed  on
         Schedule 4.4(a), since September 30, 1999, there has not been any adverse change in the business, operations, results of operations, or future prospects of the Trucking Company or the Brokerage Company. Without limiting the generality of the foregoing, since that date, except as disclosed on Schedule 4.4(a), neither the Trucking Company nor the Brokerage Company has:

                           (i) declared, set aside, or paid any dividend or made
                  any other distribution or payment in respect of its capital stock; redeemed, purchased, or otherwise acquired any of its capital stock; issued any capital stock or other securities; granted any stock option or right to purchase shares of capital stock or any other securities of the Trucking Company or the Brokerage Company; issued any security convertible into capital stock; or granted any registration rights concerning its securities;

                           (ii) discharged or satisfied any Lien or paid any material liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge any liabilities when due;

                           (iii) sold,  assigned,  or  transferred  or agreed to
                  sell, assign, or transfer any of its assets or any interest therein, other than trades or disposals of assets in the ordinary course of business for which replacement assets of equal or greater value were purchased;

                           (iv) created,  incurred,  assumed,  or guaranteed any
                  indebtedness for money borrowed or any other indebtedness or obligation of any nature (absolute or contingent), or mortgaged, pledged, or subjected to any Lien, any of its assets;

                           (v) acquired any substantial assets, properties,
                  securities, or interests of another person;

                           (vi)   reduced or canceled any amounts owed to it;

                           (vii)  settled any claims against it;

                           (viii) except as disclosed on Schedule  4.4(a)(viii),
                  granted or entered into any agreement or policy with any employee that grants severance or termination pay, increases compensation, increases benefits under any current Benefit Plan, or creates any continuing employment relationship;

                           (ix)  experienced any labor unrest or union
                  organizing activity;

                           (x)   suffered any adverse change in its business;

                           (xi) changed any of the accounting principles which it follows or the methods of applying such principles;

                           (xii)  amended,   terminated,  or  entered  into  any
                  Contract other than in the ordinary course of business, consistent with past practice;

                           (xiii) except as disclosed on Schedule  4.4(a)(xiii),
                  suffered to its assets any damage, destruction, or loss, whether or not covered by insurance, which has not been repaired;

                           (xiv) amended its articles of incorporation or bylaws
                  or made any changes in its authorized or issued capital stock or other securities;

                           (xv)   directly   or   indirectly   engaged   in  any
                  transaction, arrangement, or Contract with any Affiliate;

                           (xvi) entered into any transactions outside the ordinary course of business; or

                           (xvii) agreed, whether orally or in writing, to do
                  any of the foregoing.

                  (b) Asset Schedule. Schedule 4.4(b) sets forth all material assets owned by the Trucking Company and the Brokerage Company together with the cost, depreciated book value, and tax basis thereof. All of such assets are reflected on the September 30 Balance Sheet of the Trucking Company or the Brokerage Company.

                  (c) Title and Condition of Assets other than Tractors and Trailers. Except as set forth on Schedule 4.4(c), all of the Trucking Company and the Brokerage Company's owned and leased assets are in good repair and condition and adequate for the ordinary course of operation of the Trucking Company and the Brokerage Company's business as presently conducted ordinary wear and tear excepted, and all leased assets are in compliance with any applicable lease provisions. Except as set forth on Schedule 4.4(c), all inventory is usable and not obsolete. Neither the Trucking Company, the Brokerage Company, nor the Selling Stockholder has received notice from any Authority of a Proceeding in the nature of condemnation or eminent domain relating to any of the property which the Trucking Company or the Brokerage Company owns, leases, or utilizes in its operations, including the Real Estate. Except as set forth on Schedule 4.4(c), each of the Trucking Company and the Brokerage Company possesses good and marketable title to all of its owned assets and a valid leasehold interest in all leased assets, free and clear of all Liens, except Liens for current taxes not yet due and payable. Except as disclosed on Schedule 4.4(c), the Trucking Company and the Brokerage Company do not use any assets in their businesses other than assets owned by it or assets leased under valid and continuing leases that are identified on Schedule 4.4(g). There are no developments affecting any of the Trucking Company or the Brokerage Company's properties or assets, owned or leased, that might materially detract from the value of such property or assets, interfere with any present or intended use of such property or assets, or adversely affect the marketability of such property or assets. All buildings, plants, and structures owned or used by the Trucking Company or the Brokerage Company lie wholly within the boundaries of the Real Estate and do not encroach upon the property of, or otherwise conflict with the property rights of, any other third party. The buildings, plants, structures, and equipment owned or used by the Trucking Company or the Brokerage Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, and equipment owned or used by the Trucking Company or the Brokerage Company are sufficient for the continued conduct of the Trucking Company or the Brokerage Company's business after the Closing Date in substantially the same manner as conducted prior to the Closing Date. The representations and warranties in this Section 4.4(c) do not apply to tractors and trailers, which are addressed separately in
         Section 4.4(d).

                  (d) Warranties Concerning Tractors and Trailers. Except as set forth on Schedule 4.4(d), all tractors and trailers operated by the Trucking Company are in compliance with Department of Transportation requirements, and have been maintained in material compliance with all applicable manufacturers' specifications and warranties. The Trucking Company does not lease any tractors except for those leased from owner-operators as listed on Schedule 4.4(d) and does not lease any trailers except those listed on Schedule 4.4(d). All trailers have been operated at all times in compliance with applicable leases or other financing documents. All leased trailers satisfy the Aturn-in@ requirements under applicable leases such that there would not be any penalty, reconditioning fee, or other amount owed if such leased trailers were returned at the Closing Date. Each leased trailer has been operated within the mileage allowance, if any, of the applicable lease, prorated for the portion of the lease period that has expired. Except as set forth on Schedule 4.4(d), as to any specific unit, all tractors and trailers that are owned or covered by leases without specific return requirements have $750 or less damage and comply with all Department of Transportation operating requirements. There are no late fees, penalties, or other amounts owing under any tractor or trailer lease or other financing document, other than any current month payment that is not yet due. Except as set forth on Schedule 4.4(d), the Trucking Company possesses good and marketable title to its owned tractors and trailers and a valid leasehold interest in all leased trailers. This warranty does not apply to any tractor or trailer owned by an owner-operator, and the Companies specifically disclaim any responsibility and control with respect thereto.

                  (e) Litigation. Except as set forth in Schedule 4.4(e), there is no Proceeding pending or threatened against the Trucking Company or the Brokerage Company. Neither the Trucking Company, the Brokerage Company, nor the Selling Stockholder has reason to believe that any such Proceeding may be brought or threatened against the Trucking Company, the Brokerage Company, or the Selling Stockholder.

                  (f) Insurance; Bonds. Schedule 4.4(f) contains a list of, and Buyer has been furnished true and complete copies of, all insurance policies and fidelity bonds covering the Trucking Company and the
         Brokerage Company's assets, business, properties, operations, employees, officers, and directors, and other matters for which either of the Trucking Company or the Brokerage Company carries insurance and describes any self-insurance arrangement by or affecting the Trucking Company and the Brokerage Company, including any reserves established thereunder, covering the period since January 1, 1991. Except as set forth in Schedule 4.4(f), there is no claim by any insured pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds; all premiums payable under all such policies and bonds have been paid; and the Trucking Company and the Brokerage Company are otherwise in full compliance with the terms and conditions of all such policies and bonds. As to all claims that might be covered by such policies or bonds, the Trucking Company and the Brokerage Company have promptly and within any prescribed time period notified the insuring or bonding party in the proper manner. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect continuously since January 1, 1991, and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting similar businesses and, except as set forth on Schedule 4.4(f), do not exclude coverage for environmental, employment, or punitive damages. Except as set forth in Schedule 4.4(f), neither the Trucking Company, the Brokerage Company, nor the Selling Stockholder has Knowledge of any threatened termination of, or premium increase with respect to, any of such policies or bonds. Except for claims listed on Schedule 4.4(e), neither the Trucking Company nor the Brokerage Company has given notice to the insurer of any claims that may be insured thereby. The Brokerage Company does not have any claims against it made by shippers or carriers for cargo damage, overages, or other matters that are not covered by insurance.

                  (g) Material Contracts. Schedule 4.4(g) contains a list of all material Contracts to which the Trucking Company or the Brokerage Company is a party, including but not limited to: any Contract that is not by its terms cancelable on notice of not longer than 30 days without liability or penalties, or which, if performed, would involve the payment by the Trucking Company or the Brokerage Company of more than $25,000; any Contract restricting or limiting the Trucking Company or the Brokerage Company from carrying on its business or competing in any line of business; any Contract involving a joint venture, partnership, or other profit or loss sharing arrangement; any Contract with the Selling Stockholder, or any other Affiliate; any Contract relating to indebtedness for borrowed money, deferred purchase price of property, or the guaranty of the obligations of any person; any Contract concerning leased assets used by the Trucking Company or the

         Brokerage Company; any Contract respecting Rights, Real Estate, or employees; any power of attorney or similar instrument; any Contract between the Brokerage Company and its ten largest shippers and its ten largest carriers; any Contract between the Trucking Company and its ten largest customers; and any other Contract not made in the ordinary course of business. Each Contract disclosed in any Schedule or required to be disclosed pursuant to this Section 4.4(g) is a valid and binding agreement of the parties thereto, is in full force and effect, no party thereto is in default thereunder (provided, that no representation is made as to collection of accounts receivable within the pay period specified on the Companies' freight bills or customer contracts), and there exists no condition that with notice or lapse of time or both would constitute a default thereunder. With respect to Contracts between the Brokerage Company and any shipper or carrier, such Contracts materially comply with all Department of Transportation ("DOT") requirements and require the carrier to provide legally adequate and customary insurance coverage.

                  (h) Employee Benefit Plans and Arrangements. Schedule 4.4(h) identifies each of the Trucking Company and the Brokerage Company's Benefit Plans, copies of which, amended to date, have been furnished to Buyer. No Benefit Plan is a defined benefit plan. Neither the Trucking Company, the Brokerage Company, any Affiliate, nor any predecessor of any has been a party to or sponsored a defined benefit plan. The Trucking Company, the Brokerage Company, and all Benefit Plan fiduciaries have fully complied with their obligations with respect to all Benefit Plans. There has been no prohibited transaction with respect to any Benefit Plan. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been since inception. Each trust created under any Benefit Plan is exempt from tax under Section 501(a) of the Code and has been exempt from tax from creation. The Trucking Company and the Brokerage Company have received determination letters from the Internal Revenue Service for each such Benefit Plan at inception and after each amendment. Each Benefit Plan has been maintained in compliance with its terms and all applicable Laws. There has not been any event that would threaten the tax-qualified status of any Benefit Plan. All payments and contributions due or accrued under each Benefit Plan, determined in accordance with the terms of such plans and prior funding and accrual practices, have been paid or are reflected as a liability on the September 30 Balance Sheets, including all amounts for the portion of 1999 prorated through October 31, 1999. The "plan year" of each Benefit Plan is the calendar year. The Trucking Company and the Brokerage Company have no current or projected liability with respect to post-employment or post-retirement welfare benefits for former or retired employees.

                  (i) Employees; Independent Contractors. Except as set forth on
         Schedule 4.4(i), neither the Trucking Company nor the Brokerage Company is a party to any collective bargaining agreement relating to its employees, nor does any such agreement determine the terms and conditions of employment of any employee. There are no agreements, plans, or policies which would give rise to any severance, termination, change-in-control, or other similar payment to the Trucking Company or the Brokerage Company's employees as a result of the consummation of the transactions contemplated hereunder. Except as set forth on
         Schedule 4.4(i), neither the Trucking Company nor the Brokerage Company has any employment agreements with employees. The Trucking Company maintains files on all employee and independent contractor truck drivers. Each employee and independent contractor driver of the Trucking Company meets all DOT requirements, and all driver files contain all required materials. Except as set forth on Schedule 4.4(i), all independent contractors providing equipment and/or services to the Trucking Company or the Brokerage Company have been retained under valid contracts. A copy of the form of contract used for any independent contractor operators of rolling stock has been delivered to Buyer. Neither of the Companies has taken action in respect of its employees that would require notice or create liability under the Worker Adjustment and Retraining Notification Act, neither of the Companies has present plans to take such action at any time and neither of the Companies has been asked by Buyer to take such action.

                  (j) Safety Rating. The Trucking Company has received and maintains a "satisfactory" safety rating from the DOT. There is no investigation, audit, or other proceeding pending or threatened by the DOT.

                  (k) Rights. All Rights owned, licensed, or otherwise used by the Trucking Company and the Brokerage Company are listed on Schedule 4.4(k). The Trucking Company and the Brokerage Company owns or uses such Rights under valid license in the operation of their business. Neither the Trucking Company nor the Brokerage Company has intentionally interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Rights of third parties. Neither the Trucking Company nor the Brokerage Company have received any charge, complaint, demand, or notice alleging any such interference, infringement, misappropriation, violation, or conflict (including any claim that the Trucking Company or the Brokerage Company must license or refrain from using any Rights of third parties).

                  (l)  Compliance  With  Laws;  Permits.  Except as set forth on
         Schedule 4.4(l), each of the Trucking Company and the Brokerage Company has owned, leased, and used all of its properties and assets, and has conducted its business, in compliance in all material respects with all applicable Laws. Neither the Trucking Company, the Brokerage Company, nor the Selling Stockholder has been charged with any violation of Law. No Proceeding is pending or threatened by any Authority with respect to any violation of Law by the Trucking Company, the Brokerage Company, or the Selling Stockholder. No Judgment is unsatisfied against the Trucking Company, the Brokerage Company, or the Selling Stockholder. Neither the Trucking Company, the Brokerage Company, nor the Selling Stockholder is subject to any stipulation, order, consent, or decree arising from an action before any Authority. Each of the Trucking Company and the Brokerage Company possesses all permits, licenses, franchises, and other approvals of Authorities including common and contract carrier and brokerage authority (collectively, "Permits") required to operate its business, such Permits are in full force and effect, any applications for renewal have been duly filed on a timely basis, no Proceeding is pending or threatened to revoke or limit any Permit, and each is operating in compliance with all Permits.

                  (m) Environment,  Health,  and Safety.  Except as set forth on
         Schedule 4.4(m):

                           (i)  Each  of the  Trucking  Company,  the  Brokerage
                  Company, their Affiliates, and any predecessors of each have complied with all Laws concerning pollution or protection of the environment, public health and safety, and employee health and safety, including Laws relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including petroleum and any fraction or derivative thereof) into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or hauling of such substances (collectively, "Environmental Laws"). No Proceeding has been filed or commenced against the Trucking Company, the Brokerage Company, their Affiliates, or any predecessor of each alleging any failure to comply with any Environmental Laws. Without limiting the generality of the preceding sentence, each of the Trucking Company, the Brokerage Company, their Affiliates, and any predecessors of each has obtained and been in compliance with all of the terms and conditions of all Permits which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws.

                           (ii) Neither the Trucking  Company nor the  Brokerage
                  Company has any liability (and neither the Trucking Company, the Brokerage Company, their Affiliates, nor any predecessor of each has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned, operated, or used any property or facility in any manner that could form the basis for any present or future Proceeding against the Trucking Company or the Brokerage Company giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of, or personal injury to, any employee or other individual, or for any reason under any Environmental Law.

                           (iii) All properties and equipment used in the business of the Trucking Company, the Brokerage Company, their Affiliates, and any predecessors of each have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and other extremely hazardous substances as defined by any Law.

                           (iv) Any  fuel or  other  storage  tanks  located  at
                  properties presently or previously owned or used by the Trucking Company or the Brokerage Company in its business, including the Real Estate, comply in all respects with applicable Laws, do not leak, are registered with the appropriate state agency (and all required actions in connection therewith have been taken) in the manner permitting the Trucking Company or the Brokerage Company to take advantage of any state liability limitation, insurance, or similar program relating to fuel storage tanks, and such tanks are not scheduled for removal in the next five years.

                           (v)  Both  the  Trucking  Company  and the  Brokerage
                  Company have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring concerning the Trucking Company or the Brokerage Company or any property owned or used by the Trucking Company or the Brokerage Company concerning compliance with Environmental Laws.

                  (n) Disclosure. The representations and warranties of the Trucking Company, the Brokerage Company, and the Selling Stockholder contained in this Agreement and the contents of every document delivered in connection herewith, do not contain any untrue statement of a material fact and do not omit to state any fact necessary to make any statement herein or therein not misleading or necessary to a correct presentation of all material aspects of the Trucking Company or the Brokerage Company's business and the matters contemplated under this Agreement.

                  (o)  Prepayment  of  Indebtedness.   Except  as  disclosed  on
         Schedule 4.4(o), all indebtedness and leases of the Trucking Company and the Brokerage Company may be prepaid at any time without penalty.

                  (p) Financial and Operating Information. The Trucking Company has provided to Buyer upon its request operating information and examples of: customer lists, rates charged customers, miles per tractor, empty miles, and other information underlying the financial statements provided to Buyer. All of such information is accurate and fairly depicts the operations represented by such information, but no representation is made that all available information has been provided as of the date hereof.

                                    ARTICLE V
                            Covenants and Agreements

5.1 Conduct of Business Pending the Closing. The Trucking Company, the Brokerage Company, and the Selling Stockholder agree that from the date hereof to the Closing or earlier termination of this Agreement:

                  (a) The Trucking Company and the Brokerage Company shall carry on their business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or novel method of purchase, sale, lease, management, accounting, or operation. The Trucking Company, the Brokerage Company, and the Selling Stockholder shall use their best efforts to preserve the assets, goodwill, and value of the Trucking Company and the Brokerage Company's business, including keeping the Trucking Company and the Brokerage Company's present management intact, keeping available the Trucking Company and the Brokerage Company's present employees, and preserving the present relationships with suppliers, customers, landlords, creditors, employees, agents, and others having business relations with the Trucking Company or the Brokerage Company.

                  (b) The Trucking Company, the Brokerage Company, and the Selling Stockholder shall not, without the prior written consent of Buyer, take, or permit to be taken, any action which would render untrue any representation or warranty contained in the sections and subsections of 4.3 and 4.4; provided, however, that the Companies may make their customary, annual wage increases for hourly clerical employees so long as Buyer is informed in advance of the affected employees and the amount of the increase.

5.2 Access. The Trucking Company, the Brokerage Company, and the Selling Stockholder shall give the officers, employees, counsel, accountants, and other authorized representatives of Buyer free and full access to and the right to inspect, at a time agreeable to the Selling Stockholder upon advance notice, all of the premises, properties, assets, records, Contracts, and other documents relating to the Trucking Company and the Brokerage Company's businesses and shall permit them to consult with the Selling Stockholder and, upon advance approval of the Selling Stockholder, employees of the Trucking Company or the Brokerage Company and other persons having business dealings with the Trucking Company or the Brokerage Company or knowledge of their business, operations, assets, liabilities, actual or potential litigation and claims, properties, and prospects. Furthermore, the Trucking Company, the Brokerage Company, and the Selling Stockholder shall promptly provide to Buyer (and its representatives) all such reports, surveys, documents, and copies of documents and records and information with respect to the business of the Trucking Company or the Brokerage Company and copies of any working papers relating thereto as they shall from time to time reasonably request.

5.3 Approval of Directors. Buyer shall submit for the required approval of its directors all matters relating to the adoption and approval of this Agreement, every other Contract contemplated hereby, and all related matters.

5.4 Approvals and Consents. Each party to this Agreement shall use its best efforts to obtain (and assist the other in obtaining), as soon as reasonably practicable, all Permits, authorizations, consents, and waivers from third parties or Authorities necessary to consummate this Agreement and the transactions contemplated hereby or thereby.

5.5 Release of Selling Stockholder. From and after the Closing, the Buyer shall repay all indebtedness of the Trucking Company and the Brokerage Company to third-parties that is reflected on the September 30 Balance Sheets or incurred in the ordinary course of business since such date that the Selling Stockholder has personally guaranteed and indemnify the Selling Stockholder against any liability under such guaranties, including any attorney fees and expenses incurred by the Selling Stockholder in responding to or defending claims made under such guaranties.

5.6 Notification. Each party shall give prompt written notice to the others of any development causing a breach of any of his, her, or its own representations and warranties or that would prevent the fulfillment of any of his, her, or its covenants or agreements contained in this Agreement or any document contemplated hereby.

5.7 Exclusivity. Each of the Trucking Company, the Brokerage Company, the Additional Stockholders, and the Selling Stockholder agrees that unless this Agreement is terminated pursuant to Section 8.1, the Trucking Company, the Brokerage Company, the Additional Stockholders, and the Selling Stockholder shall deal exclusively with Buyer, and neither the Trucking Company, the Brokerage Company, the Additional Stockholders, the Selling Stockholder, nor any of their Affiliates, employees, representatives, or agents will directly or indirectly:

                  (a) enter into any transaction with any person other than Buyer relative to any disposition of the Trucking Company or the Brokerage Company or any part thereof (whether by merger, sale or exchange of shares, sale of assets, or otherwise);

                  (b) engage in any negotiations or discussions with any other person regarding any disposition of the Trucking Company or the Brokerage Company or any part thereof (whether by merger, sale or exchange of shares, sale of assets, or otherwise);

                  (c) solicit or encourage submission of inquiries, proposals, or offers from any other person relative to any potential disposition of the Trucking Company or the Brokerage Company or any part thereof (whether by merger, sale or exchange of shares, sale of assets, or otherwise); or

                  (d) provide further information to any person other than Buyer relating to any possible disposition of the Trucking Company or the Brokerage Company or any part thereof (whether by merger, sale or exchange of shares, sale of assets, or otherwise).

Each of the Trucking Company, the Brokerage Company, the Additional Stockholders, and the Selling Stockholder agrees that if the Trucking Company, the Brokerage Company, the Selling Stockholder, the Additional Shareholders, or any Affiliate receives an offer or proposal relating to the possible acquisition of the Trucking Company or the Brokerage Company or any part thereof (whether by merger, sale or exchange of shares, sale of assets, or otherwise), the Trucking Company, the Brokerage Company, the Additional Stockholders, and the Selling Stockholder shall immediately notify Buyer of said offer or proposal, the identity of the party making the offer or proposal, and the specific terms of the offer or proposal.

5.8 Stockholder Liability. At the Closing, the Selling Stockholder, and his Affiliates shall offset all amounts owed to them by the Trucking Company or the Brokerage Company against all obligations (including interest) owed by them to the Trucking Company or the Brokerage Company, regardless of whether such amounts are then due under applicable documents evidencing such indebtedness or whether evidenced in writing at all. Schedule 5.8 sets forth all such amounts as of the date hereof, which amounts shall not change (except for regularly accruing interest) by Closing. Any amounts remaining thereunder shall be settled in full at the Closing. In addition, the Selling Stockholder, individually and on behalf of all his Affiliates, shall execute a full and final waiver and release of any and all claims against the Trucking Company and the Brokerage Company in substantially the form attached hereto as Exhibit D (the "Release").

5.9 Best Efforts. Between the date of this Agreement and the Closing Date, the parties shall use their best efforts to cause the conditions of Article VI to be satisfied.

5.10     Non-Competition.

                  (a) The parties to this Section 5.10 include the Selling Stockholder and the Additional Stockholders (the "Noncompete Parties"). The Noncompete Parties have negotiated the non-competition provisions of this Agreement as an integral part of the transaction. The Noncompete Parties acknowledge that the Buyer is willing to pay the Purchase Price and proceed with the transaction because of the Trucking

         Company and the Brokerage Company's customer relationships, growth potential, and other prospects, and that such prospects would be severely and irreparably harmed by competition from the Noncompete Parties and/or their Affiliates. The Noncompete Parties further acknowledge that the Buyer would not have entered into this Agreement without the non-competition provisions contained herein. The Noncompete Parties willingly agree to the non-competition provisions of Section 5.10(b) hereof and agree that the non-competition provisions are reasonable and are necessary to induce the Buyer to enter into this Agreement.

                  (b) For a period of five (5) years following the Closing, the Noncompete Parties agree that they will not, directly or indirectly, through any Affiliate or otherwise,

                           (i) except in the course of employment  with Buyer or
                  an Affiliate of Buyer, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend their name or any similar name to, lend their credit to or render services or advice to, any Competitive Business that engages in business in the United States; provided, however, that any such person may purchase or otherwise acquire up to
                  (but not more than) 4.99% as an aggregate of all such purchases and acquisitions of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

                           (ii) whether for their own account or for the account
                  of any other person, at any time after the Closing, solicit business of the same or similar type being carried on by Buyer or any Affiliate of Buyer, from any person that is or was a customer of the Trucking Company, the Brokerage Company, Buyer, or any Affiliate of the Companies or Buyer, whether or not they had personal contact with such person during and by reason of employment with the Trucking Company, the Brokerage Company, Buyer, or an Affiliate of Buyer;

                           (iii) without the prior written consent of Buyer, whether for their own account or the account of any other person at any time after Closing solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee or independent contractor of the Trucking Company, the Brokerage Company, Buyer, or an Affiliate of the Companies or Buyer, or in any manner induce or attempt to induce any employee of the Trucking Company, the Brokerage Company, Buyer, or an Affiliate of the Companies or Buyer to terminate his or her employment with the Trucking Company, the Brokerage Company, Buyer, or an Affiliate of the Companies or Buyer; or at any time interfere with the Trucking Company or the Brokerage Company's relationship with any person, including any person who at any time was an employee, contractor, supplier, or customer of the Trucking Company, the Brokerage Company, Buyer, or an Affiliate of the Companies or

                  Buyer, except that the employment of Sherry Cruthis and Paul Sells by Harold Ives or his Affiliate is specifically excluded from this Section and Buyer hereby consents to such employment; or

                           (iv) at any time after Closing, disparage the Trucking Company, the Brokerage Company, Buyer, or any Affiliate of the Companies or Buyer, or any of their shareholders, directors, officers, employees, or agents.

                  (c) For purposes of this Agreement, "Competitive Business" shall mean the interstate and/or intrastate transportation of freight, including truckload and less-than-truckload carriage, intermodal service, and brokerage, logistics, agent, consolidation, or other freight-related operations. Competitive Business shall include, but not be limited to, dry van, temperature-controlled van, and flatbed operations.

                  (d) If any covenant in Section 5.10 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Noncompete Parties.

                  (e) The Noncompete Parties acknowledge that the injury that would be suffered by Buyer as a result of a breach of the provisions of this Section 5.10 would be irreparable and that even the award of monetary damages for such breach would be an inadequate remedy. Consequently, the Buyer shall have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Buyer shall not be obligated to post bond or other security in seeking such relief. Without limiting Buyer's rights under this Section 5.10 or any other remedies of Buyer, if any of the Noncompete Parties breaches any of the provisions of Section 5.10, Buyer will have the right to return of all of the Escrowed Funds.

5.11 Selling Stockholder Access. From and after the Closing, Buyer shall provide the Selling Stockholder with access to the pre-Closing books and records of the Trucking Company and the Brokerage Company as are necessary in the preparation of tax returns or for other valid purposes.

5.12 Consents of Noncompete Parties. The Noncompete Parties consent to the terms of this Agreement by signing below, including the non-competition provisions of
Section 5.10, waive any marital, community property, or other beneficial interest in the Common Stock purchased by the Buyer hereunder, irrevocably agree to be bound by this Agreement with respect to such interest, and agree to execute a Release at Closing.

5.13 Assigned Matters. At Closing, the Selling Stockholder shall assume all obligations, responsibilities, and liabilities in connection with or otherwise relating to the matters described on Schedule 5.13 (the "Assigned Matters") in a manner satisfactory to Buyer.

5.14 No Section 338 Election. The parties agree that neither the Selling Stockholder nor the Additional Stockholders will join in an election under Code
Section 338 to treat the transaction as an asset purchase for tax purposes.

5.15 Use of Name. Buyer consents to the use by the Selling Stockholder of the name "Harold Ives" in connection with businesses that are unrelated to transportation or any Competitive Business, and specifically consents to the continued use of the name in connection with the operation of businesses and farms existing at the time of execution of this Agreement.

                                   ARTICLE VI
                              Conditions To Closing

6.1 Conditions Precedent to the Obligations of Buyer. The obligation of Buyer to consummate this Agreement is subject to the fulfillment of all of the following conditions precedent (any of which may be waived in writing by Buyer, in whole or in part) at or prior to the Closing Date.

                  (a) Representations and Warranties True as of the Closing Date. The representations and warranties of the Trucking Company, the Brokerage Company, and the Selling Stockholder contained in this Agreement or in any document delivered by such parties pursuant to the provisions hereof shall be true in all material respects as of the date of this Agreement and at and as of the Closing Date with the same effect as though such representations and warranties were made as of such date.

                  (b) Compliance with Agreement. The Trucking Company, the Brokerage Company, and the Selling Stockholder shall have performed and complied in all material respects with all agreements, covenants, and conditions required to be performed or complied with by them under this Agreement. Each of the documents required to be delivered hereunder and each of the covenants and obligations hereunder of the Trucking Company, the Brokerage Company, the Selling Stockholder, or the Additional Stockholders must have been performed and materially complied with in all respects.

                  (c) No Bar to Consummation of Transaction. To the Knowledge of all parties, there shall not exist any Law or Judgment of any Authority which would prevent the consummation of the transactions contemplated hereby or adversely affect the rights of Buyer after consummation of said transactions. To the Knowledge of all parties, there shall be no pending or threatened Proceeding that seeks to enjoin the transactions contemplated by this Agreement. To the Knowledge of all parties, all consents and approvals from any Authority and any other person required for the consummation of this Agreement shall have been obtained.

                  (d) Bring-Down Certificate. The Trucking Company, the Brokerage Company, and the Selling Stockholder shall have delivered to Buyer a duly signed certificate to the effect that each of the conditions in Sections 6.1(a)-(c) has been satisfied in all respects.

                  (e) Opinion of Counsel.  Counsel for the Trucking Company, the
         Brokerage  Company,  the  Selling   Stockholder,   and  the  Additional

         Stockholders shall have delivered to Buyer its written opinion, dated as of the Closing Date, in substantially the form attached as Exhibit E.

                  (f) Stock Certificates; No Claim Regarding Stock Ownership or Sale Proceeds. The Selling Stockholder and the Additional Stockholders shall have delivered certificates representing 100% of the Trucking Company and the Brokerage Company's outstanding Common Stock, duly endorsed for transfer to Buyer or accompanied by stock powers duly executed in blank. There must not have been made or threatened by any person any claim asserting that such person (i) is the holder or the beneficial owner of, or has the right to acquire or obtain beneficial ownership of, the Common Stock or any ownership interest in the Trucking Company and the Brokerage Company or (ii) is entitled to all or any portion of the Purchase Price.

                  (g) Other Agreements. The Escrow Agreement, Release, and each other document required to be executed in connection with this Agreement shall have been duly executed and delivered by the applicable parties thereto.

                  (h) Adverse Change. There shall not have been any materially adverse change in the Trucking Company or the Brokerage Company's business or the condition of its assets.

                  (i) Completion of Due Diligence. Buyer shall have completed its due diligence investigation of the business, assets, and liabilities of the Trucking Company and the Brokerage Company, and shall be satisfied, in its sole discretion, with the results of such investigation including the stockholder's equity reflected on the September 30 Balance Sheets.

                  (j) Termination of Related Party Transactions. Except for the items listed on Schedule 6.1(j), prior to Closing, the Selling
         Stockholder shall have delivered to Buyer documents evidencing termination of all transactions (including repayment of any receivables from Selling Stockholder, or any Affiliates of Selling Stockholder) between the Trucking Company, the Brokerage Company, any person related to the Trucking Company, the Brokerage Company, and any Affiliates of the foregoing in form satisfactory to counsel for Buyer.

                  (k) Board Approval. Buyer shall have received the approval of the terms and conditions of this Agreement from its Board of Directors.

6.2 Conditions Precedent to the Obligations of the Selling Stockholder and the Additional Stockholders. The obligation of the Selling Stockholder and the
Additional Stockholders to consummate this Agreement is subject to the fulfillment of all of the following conditions precedent (any of which may be waived in writing by the Selling Stockholder and the Additional Stockholders, in whole or in part) at or prior to the Closing.

                  (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Buyer contained in this Agreement or in any document delivered by such parties pursuant to the provisions hereof shall be true in all material respects as of the date of this Agreement and at and as of the Closing Date with the same effect as though such representations and warranties were made as of such date.

                  (b) Compliance with Agreement. Buyer shall have performed and complied in all material respects with all agreements, covenants, and conditions required to be performed or complied with by it under this Agreement. Each of the documents required to be delivered hereunder and each of the covenants and obligations hereunder of Buyer must have been performed and materially complied with in all respects.

                  (c) No Bar to Consummation of Transaction. To the Knowledge of all parties, there shall not exist any Law or Judgment of any Authority which would prevent the consummation of the transactions contemplated hereby or adversely affect the rights of the Selling Stockholder or the Additional Stockholders after consummation of said transactions, nor any pending or threatened litigation or other Proceeding that seeks to enjoin the transactions contemplated by this Agreement. To the Knowledge of all parties, all consents and approvals from any Authority and any other person required for the consummation of this Agreement shall have been obtained.

                  (d) Bring-Down Certificate. Buyer shall have delivered to the Trucking Company, the Brokerage Company, the Additional Stockholders, and the Selling Stockholder a duly signed certificate to the effect that each of the conditions in Sections 6.2(a)-(c) has been satisfied in all respects.

                  (e) Other Agreements. The Escrow Agreement and each other document required to be executed in connection with this Agreement shall have been duly executed and delivered by Buyer.

                  (f) Disclosure of Due Diligence Matters. Buyer shall have notified the Selling Stockholder of any material noncompliance with the representations and warranties contained herein.

                  (g) Opinion of Counsel. Counsel for the Buyer shall have delivered to the Companies, the Selling Stockholder, and the Additional Stockholders its written opinion, dated as of the Closing Date, in substantially the form attached as Exhibit F.

6.3 Conditions Precedent to the Obligations of all Parties. The obligations of the Trucking Company, the Brokerage Company, the Selling Stockholder, the Additional Stockholders, and Buyer to consummate this Agreement are subject to termination of the applicable waiting period under the Hart-Scott-Rodino Act, if applicable.

                                   ARTICLE VII
                                 Indemnification

7.1 Indemnification by the Selling Stockholder. The Selling Stockholder hereby indemnifies, defends, and holds harmless Buyer together with (as applicable) its Affiliates, successors, heirs, assigns, employees, and agents from and against any and all claims, causes of action, suits, Judgments, Taxes, losses, Proceedings, damages, fines, penalties, deficiencies, obligations, costs, and expenses, including without limitation reasonable expenses of investigation and reasonable attorneys' and other experts' fees and expenses (individually, a "Loss" and collectively, "Losses") arising out of or otherwise in respect of any misrepresentation or breach of, any representation, warranty, covenant, or agreement of the Trucking Company, the Brokerage Company, or the Selling Stockholder contained in this Agreement or any other Contract executed in connection herewith.

7.2 Indemnification by Buyer. Buyer hereby indemnifies, defends, and holds the Selling Stockholder and the Additional Stockholders harmless from and against all Losses arising out of or otherwise in respect of any misrepresentation or breach of, any representation, warranty, covenant, or agreement of Buyer contained in this Agreement or any other Contract executed in connection herewith.

7.3 Indemnification by the Trucking Company and the Brokerage Company. Prior to the Closing, the Trucking Company and the Brokerage Company, jointly and severally, hereby indemnify, defend, and hold Buyer harmless from and against all Losses arising out of or otherwise in respect of any misrepresentation or breach of, any representation, warranty, covenant, or agreement of the Trucking Company, the Brokerage Company, or the Selling Stockholder contained in this Agreement or any other Contract executed in connection herewith. This indemnification shall expire at Closing and afford no right of contribution or similar right to the Selling Stockholder, or any other person.

7.4 Indemnification Procedures. A party seeking indemnification under Section 7.1, Section 7.2, or Section 7.3 (the "Indemnified Party") agrees to give prompt written notice to the party against whom indemnification is sought (the "Indemnifying Party") of the assertion or commencement of any third-party claim or Proceeding in respect of which indemnification may be sought. The Indemnifying Party, at its expense, may assume the defense of any such claim or Proceeding and take all steps to settle or defeat any such claim or Proceeding, and to employ counsel to contest the same. The Indemnifying Party shall reasonably consider the advice of the Indemnified Party as to the defense of such claims or Proceedings. The Indemnified Party shall have the right to participate at its own expense in such defense, but the control of such claim or Proceeding shall remain with the Indemnifying Party. The Indemnified Party shall provide all reasonable cooperation in connection with any such defense. If an Indemnifying Party elects not to undertake the defense of a tendered claim or Proceeding or does not do so in a timely fashion, the Indemnified Party shall be entitled to control the defense or settlement of such claim or Proceeding and shall be entitled to indemnity with respect thereto.

7.5 Assigned Matters Indemnification. Anything to the contrary notwithstanding, the Selling Stockholder hereby assumes the defense of, has absolute authority for the settlement of, and agrees to indemnify, defend, and hold harmless Buyer, the Trucking Company, and the Brokerage Company against, any and all Losses arising from or in any manner connected with the Assigned Matters referenced in
Schedule 5.13. The obligations of the Selling Stockholder hereunder shall be absolute and unconditional regardless of any disclosure or any other provision of this Agreement, and shall not be subject to the limitations contained in
Section 7.6 hereof.

7.6 Limitations on Amount -- Selling Stockholder. Except as otherwise provided herein, the Selling Stockholder shall have no liability (for indemnification or otherwise) under Section 7.1 hereof (i) until the aggregate of all Losses with respect to such matters exceeds $250,000, and then only for the amount by which such Losses exceed $250,000; and (ii) for Losses with respect to such matters in excess of $2,500,000; provided, that the maximum remaining liability of the Selling Stockholder shall be reduced by the amount of any disbursement to Buyer from the Escrowed Funds. However, this Section 7.6 will not apply to: (i) any breach of any of the Selling Stockholder's representations and warranties which the Selling Stockholder knew to be false at any time prior to the date on which such representation and warranty was made; (ii) the obligations of the Selling Stockholder under Article V and Section 6.1(f) and (j) of this Agreement; or
(iii) any breach of the representations and warranties contained in Section 4.3(f)(iii).

7.7 Escrow; Right of Set-Off. Upon compliance with the notice provisions set forth in the Escrow Agreement, Buyer may make a claim under the Escrow Agreement for any amount to which it may be entitled under Section 7.1. Neither the exercise of, nor the failure to exercise, such right to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

                                  ARTICLE VIII
                                  Miscellaneous

8.1 The parties may terminate this Agreement as provided below:

                           (i) The parties may terminate this  Agreement by
                  mutual  written  consent at any time prior to the Closing;

                           (ii) Buyer may  terminate  this  Agreement  by giving
                  written notice to the Trucking Company, the Brokerage Company, the Additional Stockholders, and the Selling Stockholder at any time prior to the Closing, if it is not satisfied with the results of its continuing business, legal, and accounting due diligence;

                           (iii) Buyer may  terminate  this  Agreement by giving
                  written notice to the Trucking Company, the Brokerage Company, the Additional Stockholders, and the Selling Stockholder at any time prior to the Closing (A) if the Trucking Company, the Brokerage Company, or the Selling Stockholder has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and the breach has continued after notice to the Trucking Company, the Brokerage Company, and the Selling Stockholder by Buyer without cure for a period of ten (10) days or (B) if the Closing shall not have occurred on or before December 31, 1999, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement); and

                           (iv) The Trucking Company, the Brokerage Company, and
                  the Selling Stockholder may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and the breach has continued after notice to Buyer without cure for a period of ten (10) days, or (B) if the Closing shall not have occurred on or before December 31, 1999, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Trucking Company, the Brokerage Company, or the Selling Stockholder breaching any representation, warranty, or covenant contained in this Agreement).

8.2 Costs and Expenses; Fees. Each party shall be solely responsible for and bear all of its own respective expenses incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated by the Agreement, including, but not limited to, fees and expenses of business brokers, legal counsel, accountants, and other facilitators and advisors. All rights to pursue legal remedies shall survive termination.

8.3 Survival of Representations and Warranties. The representations and warranties of the Selling Stockholder and the Buyer contained in this Agreement or in any Contract delivered or in connection herewith shall survive the Closing for a period of three years; provided, however, that representations and warranties of the Selling Stockholder relating to tax, environmental, and employee benefit plan matters shall survive until the expiration of the applicable statutes of limitation.

8.4 Complete Agreement, etc. All exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

8.5 Assignment and Binding Effect. This Agreement shall not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties and any assignment without consent shall be void; provided, that Buyer may assign its rights hereunder to any subsidiary so long as Buyer remains fully liable hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of any party. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

8.6 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

8.7 Time. Time is of the essence in connection with this Agreement and each and every provision hereof. Any extension of time granted for the performance of any duty under this Agreement shall not be considered an extension of time for the performance of any other duty under this Agreement.

8.8 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally (including by nationally recognized overnight courier service) or sent by telegram or by certified mail, postage prepaid, and sent by telecopier as follows:

         If to Buyer, to:                          David R. Parker
                                                   Covenant Transport, Inc.
                                                   400 Birmingham Highway
                                                   Chattanooga, TN  37419
                                                   (423) 821-1212 Telephone
                                                   (423) 821-5442 Fax

         With a required copy to:                  Mark A. Scudder
                                                   Scudder Law Firm, P.C.
                                                   411 S. 13th Street, Suite 200
                                                   Lincoln, NE 68508
                                                   (402) 435-3223 Telephone
                                                   (402) 435-4239 Fax

         If to the Trucking Company or the         Harold Ives
         Brokerage Company (prior to               RR 1, Box 1620
         Closing) or the Selling Stockholder,      Bagwell, TX 75412
         to:                                       (903) 966-2303 Telephone

         With a required copy to:            John G. Lile
                                             Wright, Lindsey & Jennings LLP
                                             200 West Capitol Avenue, Suite 2200
                                             Little Rock, AR 72201
                                             (501) 371-0808 Telephone
                                             (501) 376-9442 Fax

or to such other address as the addressee shall have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval, or other communication shall be deemed to have been given as of the date so personally delivered, telegraphed, or deposited in the mail and telecopied.

8.9 Cooperation. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper, or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

8.10 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Arkansas, without regard to conflict-of-law principles.

8.11 Headings, Gender, and Person. All section headings contained in this Agreement are for convenience and reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this

Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority, or any other entity.

8.12 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.13 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

8.14 Public Announcements. Except as provided by separate agreement, Buyer shall be entitled to issue a press release announcing the execution of this Agreement and basic information concerning the Trucking Company and the Brokerage Company and the proposed transaction. Buyer shall submit the press release to Selling Stockholder in advance and shall make such changes as may be reasonably requested; provided, that Buyer shall not be required to make changes contrary to the advice of its securities counsel.

                          * * * * * * * * * * * * * * *
                             Signature Page Follows
                          * * * * * * * * * * * * * * *

                 Signature Page to the Stock Purchase Agreement
            among Covenant Transport, Inc., Harold Ives Trucking Co.,
              the Selling Stockholder, the Additional Stockholders,
                         and Terminal Truck Broker, Inc.



         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

COVENANT TRANSPORT, INC.,                    HAROLD IVES TRUCKING CO., an
a Tennessee corporation                     Arkansas corporation


By:/s/ David R. Parker                      By:/s/ Harold Ives
   ---------------------------------        -----------------------------------
   David R. Parker, President               Harold Ives, President

TERMINAL TRUCK BROKER, INC., an             SELLING STOCKHOLDER:
Arkansas corporation


By:/s/ Harold Ives                          /s/ Harold Ives
   --------------------------------         -----------------------------------
   Harold Ives, President                   Harold Ives, Individually

                                            ADDITIONAL STOCKHOLDERS:


                                            /s/ Marilu Ives
                                                -------------------------------
                                                Marilu Ives, Individually

                                            /s/ Tommy Ives
                                                -------------------------------
                                                Tommy Ives, Individually

                                            /s/ Garry Ives
                                                -------------------------------
                                                Garry Ives, Individually

                                            /s/ Larry Ives
                                                -------------------------------
                                                Larry Ives, Individually

                                            /s/ Sharon Ann Dickson
                                                -------------------------------
                                                Sharon Ann Dickson, Individually

                                            Tommy Denver Ives Irrevocable Trust

                                            By: /s/ Marilu Ives
                                                -------------------------------
                                                Trustee

Exhibit List to Stock Purchase Agreement

Exhibit A - Real Estate
Exhibit B-1 - Bill of Sale from Terminal Truck Broker, Inc.
Exhibit B-2 - Bill of Sale from Harold Ives Trucking Co.
Exhibit C - Escrow Agreement
Exhibit D - Release
Exhibit E - Opinion of counsel to the Companies, the Selling Stockholder, and the Additional Stockholders
Exhibit F - Opinion of counsel to Buyer

Schedule List to Stock Purchase Agreement

Schedule 2.3 - Retained Assets
Schedule 4.3(a) - Corporate Status
Schedule 4.3(b) - Capitalization
Schedule 4.3(c) - Officers; Directors; Bank Accounts; Powers of Attorney
Schedule 4.3(f)(i) - Historical Financial Statements
Schedule 4.3(f)(ii) - Accounts Receivable
Schedule 4.3(g) - Absence of Undisclosed Liabilities
Schedule 4.3(h) Tax Matters
Schedule 4.4(a) - Absence of Changes or Events
Schedule 4.4(a)(viii) - Employee Agreement or Policy
Schedule 4.4(a)(xiii) - Damage to Assets
Schedule 4.4(b) - Asset Schedule
Schedule 4.4(c) - Title and Condition of Assets
Schedule 4.4(d) - Warranties Concerning Tractors and Trailers
Schedule 4.4(e) - Litigation
Schedule 4.4(f) - Insurance; Bonds
Schedule 4.4(g) - Material Contracts
Schedule 4.4(h) - Employee Benefit Plans and Arrangements
Schedule 4.4(i) - Employees; Independent Contractors
Schedule 4.4(k) - Rights
Schedule 4.4(l) - Compliance With Laws; Permits
Schedule 4.4(m) - Environment, Health, and Safety
Schedule 4.4(o) - Prepayment of Indebtedness
Schedule 5.8 - Stockholder Liability
Schedule 5.13 - Assigned Matters
Schedule 6.1(j) - Termination of Related Party Transactions